Exhibit 10.4
THIRD AMENDMENT TO
PURCHASE AND SALE AGREEMENT
THIS THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made as of September 30, 2008, between 180 N. LASALLE II, L.L.C., a Delaware limited liability company (“Seller”), and YOUNAN PROPERTIES, INC., a California corporation (“Buyer”).
WITNESSETH:
WHEREAS, Seller and Buyer entered into that certain Purchase and Sale Agreement dated as of August 12, 2008 (the “Original Agreement”), as amended by that certain First Amendment to Purchase and Sale Agreement dated as of August 29, 2008 (the “First Amendment”) and that certain Second Amendment to Purchase and Sale Agreement dated as of September 3, 2008 (the “Second Amendment”; the Original Agreement, as amended by the First Amendment and the Second Amendment, is hereinafter referred to as the “Agreement”), relating to the purchase and sale of certain property commonly known as 180 North LaSalle Street, Chicago, Illinois, and more particularly described in the Agreement (the “Property”); and
WHEREAS, Seller and Buyer desire to amend certain terms and conditions of the Agreement as set forth herein;
AGREEMENT:
NOW, THEREFORE, in consideration of the foregoing recitals, the agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Seller and Buyer hereby agree to amend and modify the Agreement as follows:
1. Capitalized Terms. All capitalized terms not separately defined in this Amendment bear the respective meanings given to such terms in the Agreement.
2. Additional Credit. In addition to the credits granted to Buyer in the Second Amendment, at Closing Seller shall provide Buyer a further credit against the Purchase Price in the amount of Five Hundred Thousand Dollars ($500,000.00).
3. Earnest Money.
a. Contemporaneously with the execution of this Amendment, Buyer shall deposit with Escrow Agent the sum of One Million Dollars ($1,000,000.00) in good funds, by federal wire transfer (the “Second Additional Deposit”). The Second Additional Deposit, together with all interest earned on such sum, shall be deemed to be part of the Earnest Money and shall be held by the Escrow Agent in the same interest-bearing strict joint order escrow account in which the Initial Deposit and the Additional Deposit is currently being held, to be distributed as Earnest Money in accordance with the terms of the Agreement.

b. Contemporaneously with the execution of this Amendment, Seller and Buyer shall jointly direct the Escrow Agent to release One Million Dollars ($1,000,000.00) (the “Released Portion”) of the Earnest Money directly to Seller, to such account as Seller may direct. The Released Portion shall be credited against the Purchase Price at Closing but is hereby deemed earned by Seller and shall be non-refundable to Purchaser for any reason whatsoever except in the event of a default by Seller of Seller’s obligations to close the sale or a failure of a condition to Purchaser’s obligation to close the sale.
4. Estoppels. Buyer acknowledges that Seller has heretofore delivered the Required Percentage of Acceptable Estoppels and that, accordingly, Buyer’s right to terminate the Agreement pursuant to Section 5.4(d) of the Agreement is hereby waived. Buyer further acknowledges and agrees that there shall be no reduction of or credits against the Purchase Price as a result of any matters disclosed in the estoppel certificates delivered to Buyer, all of which estoppel certificates are herby deemed to be Acceptable Estoppels, and all of which matters contained in such estoppel certificates are hereby accepted by Buyer.
5. MarketForward Estoppel. Without limiting the foregoing, the signed MarketForward Corporation (“Tenant”) estoppel delivered by Seller to Buyer is accepted by Buyer as is; provided that the Seller shall either in Seller’s discretion: (i) deliver to the Buyer prior to Closing a replacement estoppel from Tenant in the same form as the one previously delivered except modified to show that there is a $200,000 security deposit (which may be deposited in cash and delivered to Buyer at closing), or (ii) the Seller will fund to Buyer $200,000 of Seller’s cash at closing as security for the Tenant’s lease that will “burn-off” and be returned by Buyer to Seller post-Closing pursuant to the same schedule as set forth in the Tenant’s Lease, subject to the application by Buyer to cure any defaults by Tenant. If Seller elects to proceed under the foregoing clause (ii), this paragraph will survive the Closing and delivery of the deed to Buyer.
6. Energon Contract. Seller and Buyer agree that that certain Gas Sales and Administration Contract between Energon, Inc. and 180 N. LaSalle II, L.L.C. dated as of December 10, 2003, as amended by that certain Contract Amendment and Contract Extension dated as of July 6, 2006 (the “Energon Contract”) will not be terminated by Seller and that Buyer will assume the Energon Contract at Closing as a Service Contract under the Agreement.
7. Full Force and Effect. Each party acknowledges that to its knowledge as of the date of this Amendment there are no defaults on the part of the other party which would entitle it to fail to close or to be entitled to a further adjustment of the Purchase Price. The Agreement, as supplemented and amended by this Amendment, remains in all respects in full force and effect. In the event of a conflict between the provisions of the Agreement and the provisions of this Amendment, the provisions of this Amendment shall be controlling. Additionally, all references in the Agreement or this Amendment to the Agreement (including references to “herein” or “therein”) shall mean and refer to the Agreement as modified hereby.

8. Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed to be an original and all of which, taken together, shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

BUYER:	YOUNAN PROPERTIES, INC., a California corporation

	By:	/s/ Zaya S. Younan

		Name:	Zaya S. Younan
		Title:	President

SELLER:	180 N. LASALLE II, L.L.C., a Delaware limited liability company

	By:	180 N. LaSalle Holdings, L.L.C., a Delaware limited liability company, its sole member

		By:	PGRT Equity II LLC, a Delaware limited liability company, its administrative member

			By:	Prime Group Realty, L.P., a Delaware limited partnership, its sole member

				By:	Prime Group Realty Trust, a Maryland real estate investment trust, its sole general partner

					By:	/s/ James F. Hoffman

						Name:	James F. Hoffman
						Title:	Senior Executive V.P.

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